UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2017

RINGCENTRAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36089	94-3322844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address of principal executive offices: 20 Davis Drive, Belmont, CA 94002

Registrant’s telephone number, including area code: (650) 472-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of New Chief Financial Officer

As previously reported in the Current Report on Form 8-K of RingCentral, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 26, 2017, on April 21, 2017, the Board of Directors of the Company appointed Mitesh Dhruv to serve as Chief Financial Officer, effective as of May 6, 2017.

In connection with Mr. Dhruv’s appointment as Chief Financial Officer, on July 28, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) increased Mr. Dhruv’s base salary from $285,000 to $300,000 and target annual incentive bonus from 75% of his base salary to 100% of his base salary, and approved his participation in the Company’s executive bonus plan. These changes are effective as of April 1, 2017. Mr. Dhruv will continue to be eligible for the Company’s standard benefits programs, and all other terms of his employment will continue to remain in effect.

In connection with his promotion, Mr. Dhruv was also granted an award of 56,000 restricted stock units (the “RSU Award”). The RSU Award will vest as follows: 1/16th of the shares underlying the RSU Award will vest on August 20, 2017, and 1/16th of the shares underlying the RSU Award will vest on each quarterly vesting date thereafter, subject to Mr. Dhruv’s continuing to be a service provider on each applicable vesting date.

Additionally, in the event we terminate Mr. Dhruv’s employment without “cause” or he voluntarily terminates for “good reason” (with such terms to have the same meanings as in his supplement to offer letter), he is eligible to receive (i) a cash severance payment equal to 12 months of his base salary and (ii) payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, in each case, subject to his signing and not revoking a release agreement with us.

(d)	Appointment of New Director

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2017, Kenneth Goldman was appointed to the Board of Directors of the Company on June 13, 2017. On July 29, 2017, Mr. Goldman was appointed to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors of the Company.

(e)	Amendment of Compensatory Arrangements of Certain Officers

On July 28, 2017, the Compensation Committee of the Board of Directors of the Company approved a change to the vesting acceleration benefits for Mitesh Dhruv, Praful Shah and David Sipes. If, (i) within 60 days prior to a “change of control,” the employment of any of Mr. Dhruv, Mr. Shah or Mr. Sipes is terminated without “cause” and/or he is not hired by the surviving entity, or (ii) within 12 months following a “change of control” (a) his employment is terminated without “cause” or (b) he resigns for “good reason” (as such terms are defined in his applicable equity award agreement or offer letter), then, in each case, 100% of the then unvested shares of common stock subject to his then-outstanding equity awards will immediately vest in full on the termination date and, if the awards are stock options, be exercisable, an increase from 50% that was previously in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RINGCENTRAL, INC.

August 2, 2017	By:	/s/ Bruce Johnson
		Name:	Bruce Johnson
		Title:	Vice President, Legal